Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (312) 781-2979

TARGET CORPORATION FIRST QUARTER

EARNINGS PER SHARE $0.48

MINNEAPOLIS, May 13, 2004 — Target Corporation today reported earnings per share for the first quarter ended May 1, 2004 of 48 cents, compared with 38 cents in the first quarter ended May 3, 2003. All earnings per share figures refer to diluted earnings per share. First quarter net earnings increased 25.4 percent to $438 million, compared with $349 million in 2003.

“We are pleased with our first quarter results,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.  “Our performance reflects year-over-year growth in profits at all three retail segments, with particular strength at Target Stores.”

Total revenues in the first quarter increased 12.3 percent to $11.587 billion from $10.322 billion in 2003, driven by a 14.0 percent revenue increase at Target Stores attributable to comparable store sales growth and the contribution from new store expansion. Comparable-store sales for the corporation in the first quarter 2004 increased 6.6 percent. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the quarter, pre-tax segment profit increased 19.2 percent to $927 million, compared with $777 million in the first quarter 2003. Pre-tax profit at Target Stores increased $132 million, or 17.9 percent. Pre-tax profit also increased at both Mervyn’s and Marshall Field’s by $15 million and $3 million, respectively. (Pre-tax segment profit is the company’s core measure of profitability, and is a required disclosure for segment reporting under generally accepted accounting principles.)

In the first quarter, the company’s gross margin rate improved from the prior year, reflecting markdown improvements at all three divisions, while the company’s expense rate was slightly unfavorable to prior year. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

—more —

Results of the company’s credit card operations continued to develop in line with our expectations, reflecting improvements in delinquencies and write-offs. The contribution of consolidated credit card operations to pre-tax segment profit in the quarter was $166 million, an increase of 10.2 percent, or $15 million. Compared to last year at this time, average receivables grew 3.0 percent in the first quarter to $5.949 billion, and pretax yield rose to 11.2 percent from 10.4 percent.  Results of credit card operations are included in the pre-tax segment profit for each of the company’s three business segments.

Other Factors

Net interest expense for the quarter increased $2 million compared with first quarter 2003 reflecting a higher loss on debt repurchase partially offset by the benefit of a lower average portfolio interest rate and slightly lower average funded balances.

The company’s effective income tax rate was 37.8 percent, compared with 38.0 percent in the first quarter last year.

Miscellaneous

Target Corporation will webcast its first quarter earnings conference call at 9:30am CDT today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (click on “company/Target Corporation/investor information/webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CDT today through the end of business on May 14, 2004. The replay number is (402) 344-6815.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as an on-line business called target.direct. The company currently operates 1,577 stores in 47 states.  This includes 1,249 Target stores, 266 Mervyn’s stores and 62 Marshall Field’s stores.

Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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(Tables Follow)

2

CONSOLIDATED RESULTS OF OPERATIONS

	Three Months Ended
(Millions, except per share data) (Unaudited)	May 1, 2004	May 3, 2003	% Change

Sales	$11,249	$9,983	12.7%
Net credit revenues	338	339	(0.5)

Total revenues	11,587	10,322	12.3

Cost of sales	7,556	6,758	11.8
Selling, general and administrative expense	2,640	2,332	13.2
Credit expense	198	210	(5.9)
Depreciation and amortization	345	317	9.0
Interest expense	144	142	1.4

Earnings before income taxes	704	563	25.0

Provision for income taxes	266	214	24.3

Net earnings	$438	$349	25.4%

Basic earnings per share	$0.48	$0.38	25.1%

Diluted earnings per share	$0.48	$0.38	24.6%

Weighted average common shares outstanding:
Basic	912.6	910.3
Diluted	920.5	915.1

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions) (Unaudited)	May 1, 2004	May 3, 2003

ASSETS
Cash and cash equivalents	$622	$452
Accounts receivable, net	5,379	5,275
Inventory	5,387	4,944
Other	987	1,321
Total current assets	12,375	11,992

Property and equipment, net	17,301	15,663
Other	1,447	1,517
Total assets	$31,123	$29,172

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$4,974	$4,411
Current portion of long-term debt and notes payable	1,362	713
Other	1,899	1,677
Total current liabilities	8,235	6,801

Long-term debt	9,586	11,118
Other	1,839	1,493
Shareholders’ investment	11,463	9,760
Total liabilities and shareholders’ investment	$31,123	$29,172

Common shares outstanding	913.4	910.8

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

	Three Months Ended
(Millions) (Unaudited)	May 1, 2004	May 3, 2003

OPERATING ACTIVITIES
Net earnings	$438	$349
Reconciliation to cash flow:
Depreciation and amortization	345	317
Bad debt provision	120	130
Loss on disposal of fixed assets, net	7	1
Other non-cash items affecting earnings	3	(2)
Changes in operating accounts providing/(requiring) cash:
Accounts receivable	277	160
Inventory	(44)	(184)
Other current assets	106	(466)
Other assets	13	(88)
Accounts payable	(474)	(273)
Accrued liabilities	(141)	(208)
Income taxes payable	36	19
Cash Flow Provided / (Required) by Operations	686	(245)

INVESTING ACTIVITIES
Expenditures for property and equipment	(660)	(674)
Proceeds from disposals of property and equipment	1	19
Cash Flow Required by Investing Activities	(659)	(655)

FINANCING ACTIVITIES
Increase in notes payable, net	—	415
Additions to long-term debt	—	700
Reductions of long-term debt	(95)	(466)
Dividends paid	(64)	(55)
Other	38	—
Cash Flow (Required)/Provided by Financing Activities	(121)	594

Net Decrease in Cash and Cash Equivalents	(94)	(306)

Cash and Cash Equivalents at Beginning of Period	716	758
Cash and Cash Equivalents at End of Period	$622	$452

Target Corporation
(Millions, except as indicated)
(Unaudited)

REVENUES and COMPARABLE-STORE SALES

Comparable-store sales are sales from stores open longer than one year.

	Three Months Ended
				% Change
	May 1, 2004		May 3, 2003	Revenues	Comp. Sales
Target	$10,051		$8,819	14.0%	7.3%
Mervyn’s	793		804	(1.4)	(1.4)
Marshall Field’s	614		590	4.0	6.1
Other	129		109	18.9	n/a
TOTAL	$11,587		$10,322	12.3%	6.6%

NUMBER OF STORES, RETAIL SQUARE FEET and INVENTORY
Retail square feet in thousands; reflects total square feet less office, warehouse and vacant space.

	Number of Stores			Retail Square Feet			Inventory
	May 1, 2004		May 3, 2003	May 1, 2004	May 3, 2003	% Change	May 1, 2004	May 3, 2003	% Change
Target	1,249	*	1,167 *	155,726	143,610	8.4%	$4,433	$3,911	13.3%
Mervyn’s	266		265	21,606	21,519	0.4	551	566	(2.6)
Marshall Field’s	62		62	14,450	14,439	0.1	363	336	8.2
Other	—		—	—	—	—	40	131	(69.5)
TOTAL	1,577		1,494	191,782	179,568	6.8%	$5,387	$4,944	9.0%

*Includes 119 SuperTargets in 2004 and 102 SuperTargets in 2003.

PRE-TAX SEGMENT PROFIT AND EARNINGS RECONCILIATION
Pre-tax segment profit is the company’s core measure of profitability and is required disclosure for segment reporting under GAAP.

			Three Months Ended
			May 1, 2004	May 3, 2003	% Change
Target			$866	$734	17.9%
Mervyn’s			39	24	63.4
Marshall Field’s			22	19	12.5
Total pre-tax segment profit			927	777	19.2
Interest expense			(144)	(142)
Other			(79)	(72)
Earnings before income taxes			$704	$563	25.0%

				Three Months Ended
				May 1, 2004	May 3, 2003
Pre-tax Segment Profit as a % of Revenues:
Target				8.6%	8.3%
Mervyn’s				4.9%	3.0%
Marshall Field’s				3.5%	3.3%

DEPRECIATION AND AMORTIZATION

			Three Months Ended
			May 1, 2004	May 3, 2003	% Change
Target			$281	$251	12.2%
Mervyn’s			25	26	(3.4)
Marshall Field’s			29	29	(2.2)
Other			10	11	(4.2)
Total depreciation and amortization			345	317	9.0%

Target Corporation

(Millions)

(Unaudited)

CREDIT CARD CONTRIBUTION

	Three Months Ended
	May 1, 2004	May 3, 2003
Revenues
Finance charges, late fees and other revenues	$318	$320
Merchant fees
Intracompany	26	22
Third-party	20	19
Total revenues	364	361
Expenses
Bad debt	120	130
Operations and marketing	78	80
Total expenses	198	210

Pre-tax credit card contribution	$166	$151

As a percent of total average receivables (annualized)	11.2%	10.4%

QUARTER-END RECEIVABLES

	May 1, 2004	May 3, 2003
Target
Guest Card	$698	$734
Target Visa	3,990	3,751
Mervyn’s	481	541
Marshall Field’s	621	656
Quarter-end receivables	$5,790	$5,682

Past due:
Accounts with three or more payments past due as a percent of total outstanding receivables.
Target Visa	3.4%	3.3%
Proprietary cards	4.5%	5.1%
Total past due	3.7%	3.9%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended
	May 1, 2004	May 3, 2003
Allowance at beginning of period	$419	$399
Bad debt provision	120	130
Net write-offs	(128)	(122)
Allowance at end of period	$411	$407

As a percent of period-end receivables	7.1%	7.2%

SUPPLEMENTAL DATA

	Three Months Ended
	May 1, 2004	May 3, 2003
Total revenues
Target Visa	$215	$201
Proprietary cards	$149	$160

Total revenues as a percent of average receivables (annualized):
Target Visa	21.1%	21.5%
Proprietary cards	31.7%	31.5%

Net write-offs
Target Visa	$95	$80
Proprietary cards	$33	$42

Net write-offs as a percent of average receivables (annualized):
Target Visa	9.4%	8.5%
Proprietary cards	6.9%	8.2%

Average Receivables
Target Visa	$4,067	$3,743
Proprietary cards	1,882	2,032
Total average receivables	$5,949	$5,775